Exhibit 99.3
93 West Main Street, Clinton, CT 06413	News Release

Maine PUC approves acquisition of Aqua Maine, Inc.
by Connecticut Water Service, Inc.

Clinton, Connecticut, November 22, 2011 — Connecticut Water Service, Inc. (NASDAQ: CTWS) announced today that the State of Maine Public Utilities Commission (MPUC) has approved the acquisition of Aqua Maine, Inc. a subsidiary of Aqua America, Inc., Connecticut Water announced on July 27, 2011, that it had reached an agreement to purchase Aqua Maine from Aqua America in a transaction with an estimated enterprise value of $53.5 million.

The MPUC has approved a settlement agreement entered into by Connecticut Water, Aqua Maine and the Public Advocate that gives regulatory approval for the acquisition by Connecticut Water. The MPUC concluded the acquisition is in the best interest of customers.  The decision requires that Aqua Maine, which will be known as “The Maine Water Company” following the acquisition, will not seek a rate increase for any of its divisions in 2012, and that there will be no short or long-term rate or service impacts as a result of the acquisition. A key consideration in the proceeding was that the customer information system and all customer service policies and procedures of Aqua Maine will remain in effect after the closing.  This provided great confidence that the transaction should be seamless for customers’ interactions and transactions.  The MPUC decision can be found at its Web site: www.maine.gov/mpuc

"Connecticut Water will leverage the acquisition of Aqua Maine into a solid platform that will allow us to continue expansion throughout the region and along the east coast,” stated Eric W. Thornburg, Chairman, President and CEO of Connecticut Water. He added, “As we continue to grow, Connecticut Water will benefit from regulatory and weather diversification by establishing operations in other states.”

“We are looking forward to the conclusion of this transaction, since our alignment with this New England water utility is a good fit for our customers, communities and employees,” stated Judy Wallingford, President of Aqua Maine. “With the MPUC approval now in-hand, we will work with our counterparts at Connecticut Water on the details and timing of the acquisition to ensure a seamless transition for our customers.” Ms. Wallingford added that all Aqua Maine employees are being retained and will be part of The Maine Water Company.

When the transaction is completed, Connecticut Water will acquire approximately $33.7 million in additional rate base in Maine and grow its overall customer base by 16,000 customers, or approximately 18 percent. The company will be the largest U.S. based, publicly-traded water utility company in New England with 106,000 customers, or a population of 350,000 people, in the states of Connecticut and Maine.

“This is an important milestone in the history of Connecticut Water and The Maine Water Company,” stated Mr. Thornburg. He added “Since the acquisition was announced, I have had the opportunity to work closely with the Aqua Maine staff and interact with local leaders and regulators. It is clear that both companies share a common culture that is based on serving customers, communities and employees while honoring commitments to shareholders. Our teams have already begun to learn from each other and are blending best practices that will enhance all of our operations.”

A closing is expected in the first quarter of 2012. Under the previously announced agreement, Connecticut Water will purchase all of the capital stock of Aqua Maine, Inc. for an aggregate cash purchase price of approximately $35.8 million, subject to certain adjustments at closing, including approximately $17.7 million of long-term debt as of December 31, 2010, reflecting a total enterprise value of approximately $53.5 million.

Connecticut Water is one of the ten largest U.S.-based publicly-traded water utilities, and is listed on the NASDAQ Global Select Market under the ticker symbol CTWS.

###

News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664 -6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.